                                                                      Exhibit 99


[Logo] FLORIDA
       PROGRESS                              -----------------------------------
       CORPORATION                           INVESTOR News

       Analyst Contacts:
       Greg Beuris (727) 820-5734
       Lauran Willoughby (727) 820-5737


FLORIDA PROGRESS REPORTS THIRD-QUARTER EARNINGS; ESTIMATE RAISED FOR 2000

ST. PETERSBURG, FLORIDA, OCTOBER 25, 2000 - Florida Progress Corporation (NYSE:FPC) reported third-quarter 2000 earnings of $150.3 million, or $1.53 per share, compared with 1999 third-quarter earnings of $137.3 million, or $1.40 per share.

The reported earnings for the quarter include after-tax charges of $13 million, or $.13 per share, related to a proposed lawsuit settlement and merger transaction costs. In addition, third quarter results include a reduction in income taxes, which increased net income $16.8 million, or $.17 per share. Last year's third-quarter results included after-tax charges of $5 million for merger transaction costs and a $6 million income tax reduction, which increased net income for the quarter. Excluding these items, Florida Progress' operating earnings for the third quarter were $146.5 million, or $1.49 per share, compared with $136.3 million, or $1.39 per share, for the third quarter last year.

A RECONCILIATION OF FLORIDA PROGRESS' 2000 THIRD-QUARTER EARNINGS PER SHARE IS AS FOLLOWS:

     1999 FLORIDA PROGRESS 3RD QTR EPS                          $1.40
        FLORIDA POWER
           Sales of electricity & other revenues                 (.02)
           Operation & maintenance                                .06
           Depreciation & other, net                             (.03)
                                                                -----
                                                                  .01
        ELECTRIC FUELS                                            .19
        CORPORATE & OTHER                                        (.07)
     2000 FLORIDA PROGRESS 3RD QTR EPS                          $1.53
                                                                =====

FLORIDA POWER CORPORATION
Florida Power reported earnings of $1.24 per share for the third quarter of 2000, up slightly over last year's earnings for the same period.

Florida Power's total retail kilowatt-hour sales increased .7 percent during the third quarter of 2000, compared with 1999. During the quarter, Florida Power served approximately 30,000 new customers when compared with the same period last year. However, lower sales to industrial customers partially offset the benefit of strong customer growth. The lower industrial sales resulted primarily from reduced demand from phosphate customers. Higher retail base revenues were offset by lower wholesale base revenues, which resulted from the expiration and restructuring of certain contracts.




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

Page 2
Florida Progress Corporation
Investor News -- 2000 Third-Quarter Earnings

Operation and maintenance expense was down $9.3 million during the quarter. Most of the decrease is due primarily to the timing of planned maintenance and reliability projects as well as lower employee benefit costs.

Florida Power's depreciation and amortization expense increased $48.7 million due primarily to $44.4 million of accelerated amortization of the Tiger Bay regulatory asset. The additional amortization did not affect net income because it was offset by the recognition of $44.4 million of revenues deferred pursuant to a regulatory order in the fourth quarter of 1999.

ELECTRIC FUELS CORPORATION
Electric Fuels earned $.43 per share in the third quarter, compared with $.24 per share during the same period last year. Electric Fuels' earnings include a reduction to income taxes of $.17 per share for the current quarter and $.06 per share for the third quarter of 1999.

This reduction, as required to reflect interim period tax allocation, relates to the timing of the recognition of alternative fuel tax credits. One effect is the recognition of the benefit of alternative fuel tax credits during an interim period different from the period when the synthetic fuel is sold and the cost of sales is recognized. While Electric Fuels' quarterly results can be significantly impacted, the company's annual results are not affected.

Earnings at the Energy and Related Services group were up $25.5 million, of which about $11 million was due to the timing of the recognition of alternative fuel tax credits. The remaining amount of the increase was due primarily to higher synthetic fuel sales during the quarter compared with last year.

Third-quarter sales of the coal-based synthetic fuel were approximately 1.5 million net tons, triple the tons sold during the same period last year. Total synthetic fuel sales for 2000 are expected to be approximately 6 million net tons, compared with 1.6 million net tons sold in 1999.

Earnings from the Inland Marine Transportation group of $3.1 million were down $.2 million when compared to the same period last year. The lower earnings were due primarily to higher diesel fuel costs, which were up over 60 percent over the same period last year.

The Rail Services group continues to be impacted by weak demand from the major railroads for mechanical and track work, which has decreased operating margins. In addition, higher interest expense has also contributed to lower earnings. Earnings from this group were essentially zero for the quarter, compared with $5.6 million for the same quarter last year.

CORPORATE & OTHER
Corporate and other expenses were $.07 per share higher during the third quarter of 2000, compared with 1999, due primarily to costs associated with a proposed lawsuit settlement. The settlement relates to Mid-Continent Life Insurance Company and a policyholder class action lawsuit against Florida Progress and is subject to court approval.




                                   -- more --

Page 3
Florida Progress Corporation
Investor News -- 2000 Third-Quarter Earnings

2000 EARNINGS OUTLOOK
Year-to-date, Florida Progress' operating earnings are $3.21 per share. This amount excludes non-recurring charges of $.15 per share and the interim period effective tax rate adjustments. The current estimate of year 2000 operating earnings per share is between $3.65 and $3.70 per share. The increase over the company's previous estimate of $3.60 per share is due primarily to a projected increase in synthetic fuel sales for 2000, partially offset by lower expected earnings from its Rail Services group. Florida Progress' estimate is about 15 percent over 1999's operating earnings per share of $3.18, which excludes a $.03 per share non-recurring gain.

OTHER INFORMATION
On October 9, 2000, the Oklahoma Insurance Commissioner issued an order granting Florida Progress' request for exemption concerning the completion of the business combination between Florida Progress and CP&L Energy, Inc.

The order exempts CP&L Energy from the requirements of the Oklahoma Insurance Code that otherwise would have required the Commissioner's approval of the change in control of Mid-Continent Life Insurance Company due to the combination with CP&L Energy.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements including projected synthetic fuel sales for 2000, the demand for rail services and projected 2000 earnings per share. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations.

Key factors that could have a direct bearing on the company's ability to meet these projections include continued successful operation of synthetic fuel plants, market acceptance of synthetic fuel, competition from competing products, impacts of environmental regulations on potential buyers, actions of various governmental agencies and regulatory bodies, economic and weather conditions affecting the demand for and supply of not only electricity but also Electric Fuels' barge, rail and other services, and other factors.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.8 billion. Its principal subsidiary is Florida Power, one of the nation's leading electric utilities committed to serving its 1.4 million customers in Florida with competitively priced energy, excellent reliability, and outstanding customer service. Diversified operations include energy operations, marine operations and rail services.


                                       ###

FLORIDA PROGRESS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME                                         PAGE 4


(UNAUDITED)                                                          (In millions, except per share amounts)

                                                   Three Months Ended           Nine Months Ended           Twelve Months Ended
                                                      September 30                September 30                 September 30
                                              ---------------------------  ---------------------------  --------------------------
                                                  2000           1999          2000           1999          2000          1999
                                              -------------  ------------  ------------  -------------  ------------  ------------
REVENUES:
    Electric utility                          $      914.5   $     794.9   $   2,237.8   $    2,037.3   $   2,833.1   $   2,660.9
    Diversified                                      399.4         312.4       1,119.7          866.7       1,465.5       1,141.3
----------------------------------------------------------------------------------------------------------------------------------
                                                   1,313.9       1,107.3       3,357.5        2,904.0       4,298.6       3,802.2
----------------------------------------------------------------------------------------------------------------------------------
EXPENSES:
    Electric utility:
      Fuel                                           213.2         191.5         501.4          448.7         648.7         610.4
      Purchased power                                166.3         106.7         389.7          305.4         498.4         407.1
      Energy conservation costs                       20.0          25.4          50.0           61.9          69.3          81.4
      Operation and maintenance                       98.7         108.0         308.2          325.9         448.7         470.6
      Depreciation and amortization                  135.5          86.8         313.3          260.8         400.0         347.0
      Taxes other than income taxes                   59.4          56.9         165.3          159.9         208.5         205.1
----------------------------------------------------------------------------------------------------------------------------------
                                                     693.1         575.3       1,727.9        1,562.6       2,273.6       2,121.6
----------------------------------------------------------------------------------------------------------------------------------
    Diversified:
      Cost of sales                                  389.1         273.6       1,070.7          768.4       1,374.6       1,008.0
      Loss related to life insurance
        subsidiary                                    12.8             -          12.8              -          24.6             -
      Other                                           21.8          30.3          63.7           60.7          80.8          74.0
----------------------------------------------------------------------------------------------------------------------------------
                                                     423.7         303.9       1,147.2          829.1       1,480.0       1,082.0
----------------------------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                               197.1         228.1         482.4          512.3         545.0         598.6
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE AND OTHER:
    Interest expense                                  46.1          42.3         139.5          131.2         181.9         177.1
    Allowance for funds used during
        construction                                  (1.1)          (.4)         (3.0)          (6.7)         (3.5)        (11.2)
    Distributions on company obligated
        mandatorily redeemable
        preferred securities                           5.3           5.3          16.0            9.9          21.3           9.9
    Other (income), net                               (4.8)         (7.5)         (8.4)         (10.8)        (11.0)        (14.0)
----------------------------------------------------------------------------------------------------------------------------------
                                                      45.5          39.7         144.1          123.6         188.7         161.8
----------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                           151.6         188.4         338.3          388.7         356.3         436.8
    Income taxes                                       1.3          51.1           1.6          107.2         (13.9)        119.2
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                    $      150.3   $     137.3   $     336.7   $      281.5   $     370.2   $     317.6
==================================================================================================================================

AVERAGE SHARES OF COMMON
    STOCK OUTSTANDING                                 98.6          98.3          98.6           97.9          98.6          97.7
==================================================================================================================================

EARNINGS PER AVERAGE COMMON SHARE
    (Basic and Diluted):                      $       1.53   $      1.40   $      3.42   $       2.87   $      3.76   $      3.25
==================================================================================================================================

Regarding these financial statements:
These are interim statements. Reference should be made to Florida Progress Corporation's 1999 Annual Report to shareholders.
This report does not constitute an offer to sell or the solicitation of an offer to buy any securities.


                        Three Months Ended                    Nine Months Ended                    Twelve Months Ended
                           September 30          Percent        September 30        Percent          September 30          Percent
                          2000       1999        Change       2000       1999       Change          2000        1999       Change
                       ---------  ---------     --------    --------   --------    --------      ---------    --------    --------
Earnings Per Share:
 Florida Power
   Corporation         $    1.24  $    1.23           .8    $   2.69   $   2.54         5.9      $    2.85    $   2.82         1.1
                       ---------  ---------                 --------   --------                  ---------    --------
 Electric Fuels
   Corporation               .43        .24         79.2        1.00        .48       108.3           1.17         .61        91.8
 Corporate and other        (.14)      (.07)      (100.0)       (.27)      (.15)      (80.0)          (.26)       (.18)      (44.4)
                       ---------  ---------                 --------   --------                  ---------    --------
 Diversified
   continuing                .29        .17         70.6         .73        .33       121.2            .91         .43       111.6
                       ---------  ---------                 --------   --------                  ---------    --------
  Total                $    1.53  $    1.40          9.3    $   3.42   $   2.87        19.2      $    3.76    $   3.25        15.7
                       =========  =========                 ========   ========                  =========    ========

Average shares
    outstanding
    (millions)              98.6       98.3           .3        98.6       97.9          .7           98.6        97.7          .9

Dividends per share    $    .555  $    .545          1.8    $  1.665   $  1.635         1.8      $    2.21    $   2.17         1.8

Book value per
 share:
 Florida Power
 Corporation                                                                                     $   20.24    $  19.49         3.8
 Consolidated                                                                                    $   22.18    $  20.61         7.6


                                                                                        September 30             September 30
                           September 30                                                     2000                     1999
                         2000        1999                                           Amount        Percent    Amount        Percent
                       --------   ---------                                        -----------------------------------------------
Equity investments
 (percent):                                       Capitalization (in millions):
 Florida Power
   Corporation               80          85          Common stock                  $2,187.8         42.3    $2,029.3         43.2
 Electric Fuels
   Corporation               16          13          Preferred stock                   33.5           .6        33.5           .7
 Other subsidiaries           4           2          Preferred securities *           300.0          5.8       300.0          6.4
                       --------   ---------
   Total                    100         100          Long-term debt                 2,041.9         39.5     2,177.5         46.4
                       ========   =========
                                                     Short-term debt                  608.4         11.8       152.8          3.3
                                                                                   -----------------------------------------------
                                                       Total                       $5,171.6        100.0    $4,693.1        100.0
                                                                                   ===============================================

* Quarterly income preferred securities

                           FLORIDA POWER CORPORATION
                     SELECTED STATISTICAL DATA (UNAUDITED)
                   (In millions, except billing degree days)              PAGE 6


                          Three Months Ended                   Nine Months Ended                  Twelve Months Ended
                            September 30          Percent         September 30        Percent         September 30         Percent
                           2000         1999      Change        2000        1999      Change        2000        1999       Change
                        ---------    ---------    -------    ---------   ---------    -------    ---------   ---------     -------
Revenues:
    Residential         $   468.7    $   446.9        4.9    $ 1,135.0   $ 1,072.5       5.8     $ 1,457.4   $ 1,407.9        3.5
    Commercial              197.0        180.0        9.4        498.2       464.7       7.2         651.1       621.8        4.7
    Industrial               55.8         54.8        1.8        160.3       155.8       2.9         212.1       211.7         .2
    Other retail sales       43.3         39.2       10.5        113.1       105.2       7.5         149.6       143.4        4.3
                        ---------    ---------               ---------   ---------               ---------   ---------
                            764.8        720.9        6.1      1,906.6     1,798.2       6.0       2,470.2     2,384.8        3.6
    Wholesale sales          81.7         72.1       13.3        195.7       164.7      18.8         259.1       215.5       20.2
                        ---------    ---------               ---------   ---------               ---------   ---------
                            846.5        793.0        6.7      2,102.3     1,962.9       7.1       2,729.3     2,600.3        5.0
    Other electric
      revenues (1)           61.5         26.2      134.7        124.3        97.4      27.6          86.4        77.0       12.2
    Deferred fuel (2)         6.5        (24.3)      n/m*         11.2       (23.0)     n/m*          17.4       (16.4)      n/m*
                        ---------    ---------               ---------   ---------               ---------   ---------
        Total           $   914.5    $   794.9       15.0    $ 2,237.8   $ 2,037.3       9.8     $ 2,833.1   $ 2,660.9        6.5
                        =========    =========               =========   =========               =========   =========
Kilowatt-hour sales
    billed:
    Residential           5,467.1      5,331.0        2.6     13,266.9    12,530.6       5.9      16,981.1    16,381.3        3.7
    Commercial            3,184.3      3,046.0        4.5      8,214.8     7,769.5       5.7      10,772.1    10,359.3        4.0
    Industrial            1,077.6      1,141.2       (5.6)     3,244.1     3,251.3       (.2)      4,326.5     4,394.3       (1.5)
    Other retail sales      737.8        704.9        4.7      1,988.7     1,883.3       5.6       2,641.1     2,548.4        3.6
                        ---------    ---------               ---------   ---------               ---------   ---------
                         10,466.8     10,223.1        2.4     26,714.5    25,434.7       5.0      34,720.8    33,683.3        3.1
    Wholesale sales       1,460.6      1,488.8       (1.9)     3,751.6     3,458.7       8.5       5,149.2     4,544.1       13.3
                        ---------    ---------               ---------   ---------               ---------   ---------
        Total electric
          sales          11,927.4     11,711.9        1.8     30,466.1    28,893.4       5.4      39,870.0    38,227.4        4.3
                        =========    =========               =========   =========               =========   =========
System Requirements
    (KWH)                  12,170       12,131         .3       31,528      30,115       4.7        40,573      38,684        4.9

KWH Sales (Billed &
    Unbilled):
    Retail                 10,261       10,194         .7       26,870      25,882       3.8        34,549      33,595        2.8
    Wholesale               1,445        1,621      (10.9)       3,873       3,781       2.4         5,080       4,553       11.6
                        ---------    ---------               ---------   ---------               ---------   ---------
                           11,706       11,815        (.9)      30,743      29,663       3.6        39,629      38,148        3.9
                        =========    =========               =========   =========               =========   =========
Billing Degree Days:
    Cooling                 2,265        2,227        1.7        3,013       2,722      10.7         3,737       3,584        4.3
    Heating                     -            -          -          405         379       6.9           468         404       15.8

Normal Average Billing
    Degree Days:
    Cooling                 2,285        2,273         .5        3,015       2,975       1.3         3,731       3,673        1.6
    Heating                     -            -          -          437         444      (1.6)          544         547        (.5)

Note:
(1) In the 4th quarter of 1999 and 1998, the FPSC approved the establishment of a regulatory liability for the purpose of deferring nonfuel revenues. The 1999 and 1998 deferrals were $44.4 million and $10.1 million, respectively. In the 3rd quarter of 2000, Florida Power recognized the 1999 $44.4 million deferral in Other electric revenues and applied it to the amortization of the Tiger Bay regulatory asset, which resulted in no impact to 2000 earnings. Similarly, in the 2nd quarter of 1999, Florida Power recognized the 1998 $10 million deferral in Other electric revenues and applied it to the amortization of the Tiger Bay regulatory asset which resulted in no impact to 1999 earnings. Other electric revenues also includes unbilled revenues.

(2) Revenues include amounts resulting from fuel, purchased power, and energy conservation clauses, which are designed to permit full recovery of these costs.

*    not meaningful